Exhibit 10.6

Lease Agreement

Party A: Dalian Wanbao Industrial Co.,LTD (the “Lessor”)

Party B: Dalian Befut Wire & Cable Manufacturing Co., LTD (“Lessee”)

Under the principles of equal rights and mutual benefit, lessor and lessee enter into a lease agreement whereby lessor leases to lessee a plant site that was originally owned by Dalian Grain Drying Co., Ltd. The lease terms are as follow:

I．
Lessor leases to lessee the plant site with properties that was originally owned by Dalian Baolihang Grain Drying Co., LTD for the purpose of lessee establishing a cable manufacturing plant. The said land with properties are located in Qipan Village with valid land use certificate. Details of the land and properties are as follows:

1.      An office building of 170 square meters
2.      A boiler room of 450 square meters
3.      An employee dormitory of 300 square meters
4.      Power facilities with power load of 400KW
5.      Water supply facilities
6.      A guard post
7.      A land area of 15 thousand square meters (All hardened surface)
8.      Surrounding walls

II.     The lease is valid for 50 years starting from October 1, 2001 through October 1, 2051.

III.    Lease amount and payment method: Total lease amount is RMB 2.5 million

Payment method: A security deposit of RMB 100 thousand will be paid within five days of the execution of the lease agreement;  another RBM 900 thousand will be paid when approvals for design and construction are secured. The remaining balance of RMB1.5 million will be paid evenly over three years starting from the third year of the lease. Payments should be made by November 30 of each year.

IV.    Responsibilities and Obligations of Each Party

1. Lessor bears the responsibility and cost for securing land use certificate and land planning and construction permits.

2. With lessor’s assistance, lessee bears the responsibility and cost for securing construction design and construction permit. Both lessor and lessee share the responsibility but lessee bears the cost for obtaining certificate of building.
3. With lessor’s active assistance, lessee bears the responsibility and cost for securing permits needed for operations, such as business license , environmental protection certificate and fire safety certificate.
4. Lessor bears the responsibility but lessee bears the cost for securing governmental approvals in the event that lessee needs to increase electricity load. Lessee is responsible for expenditures needed for increasing electricity load. Lessee also pays electricity bills based on actual consumption.
5. Lessee has the right to use the existing water facilities for free, but bears the responsibility for securing water index. In the event that lessee needs to use underground water, lessor has the responsibility to provide water source or water delivery, but lessee pays for water use.
6. During the lease term, lessee pays directly to governmental authorities for land use fees and land use tax.  Lessor cannot charge extra such fees and tax.
7. During the lease term, without lessor’s consent, lessee cannot transfer the land or use it for collateral purpose. Lessee has the right to use the land for 50 years but must consult first with lessor if it desires to transfer the land or use it for collaterial purpose.
Lessee must register the newly established cable manufacturing plant with Ganjingzi Trade and Industry Bureau and pays taxes to Tax authorities of Gezhenbao District. If the local tax authorities provide tax breaks, lessor should actively assist lessee to obtain them.

V. In the event that the State retakes the land, lessee is entitled to the State compensation for properties and lessor is entitled to the State compensation for land. Lessor is obligated to return to lessee the paid lease amount that covers the remaining balance of the lease term. Lessor has the option, however, either to pay back to lessee 50,000 RMB per year or locate for lessee a land of similar size and under similar terms to the current lease.

VI. Lessee should give lessor the first right to refuse for construction contracts as long as lessor can meet the requirements..

VII. Lessee should give priority employment opportunities to the residents of Qipan Village as long as such residents meet lessee’s employment requirements.

VIII. Lessee is free of any debts that were owed by Dalian Baolihang Grain Drying Co.,Ltd. Lessor is responsible for any debt claims that are related to Baolihang Grain Drying Co.,Ltd.

IX. Liability for breach of contract

1. The lease agreement become legally valid once executed by both parties. Each party is obligated to comply with the terms herein without breach of contract..

2. Lessee will be charged a .3% late payment penalty if it fails to make timely payment. In the event that lessee defaults on lease payment for consecutive six months, the lease is considered to terminate the lease and lessor has the right to retake the land and all properties on it and the lease becomes automatically void..

3. Lessor must return to lessee the 100,000 RMB security deposit if lessor fails to secure the planning and construction permit. Lessor shall not return to lessee any security deposit if lessee fails to secure permits needed for operations..

X.    In the case of disputes, both parties agree to try to resolve such disputes through consultation. If consultation fails, both parties agree to submit such disputes to the People’s court..

XI.   Each party holds one copy of the executed lease agreements, both copies are legally binding..

Party A :Dalian Wanbao Industry Co., Ltd
Legal representative’s signature and Party A’s company seal affixed

Party B: Dalian Befut Wire & Cable Manufacturing Co., Ltd
Legal representative’s signature and Party A’s company seal affixed

March 10, 2001